*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
And 240.24b-2
Exhibit 10.100
DEVELOPMENT AGREEMENT
FOR PANTHER INSTRUMENT SYSTEM
     THIS AGREEMENT is effective as of the last date of execution hereof (the “Effective Date”) and is made by and between Gen-Probe Incorporated, (Gen-Probe) a corporation of the State of Delaware, USA, located at 10210 Genetic Center Drive, San Diego, California 92121-4362 and STRATEC Biomedical Systems AG (“STRATEC”), having its principal place of business at Gewerbestrasse 37, D-75217 Birkenfeld-Graefenhausen, Germany.
     WHEREAS, Gen-Probe is engaged in the business of designing, developing, and marketing nucleic acid diagnostic products.
     WHEREAS, STRATEC is engaged and has expertise and experience in consulting for and the design, development, and manufacture of In Vitro Diagnostic analytical systems and components therefore.
     WHEREAS, Gen-Probe has requested that STRATEC develop and manufacture an instrument based on Gen-Probe’s existing prototype of an automated molecular analyzer system (Panther) on the terms and the conditions set forth herein.
     WHEREAS, STRATEC has previously delivered to Gen-Probe the Project Proposal attached as Exhibit “A” describing its understanding of the instrument and its proposal for development of the instrument.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the Parties hereto agree as follows:

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ARTICLE 1
DEFINITIONS
1.1 Acceptance Criteria – As used herein, “Acceptance Criteria” shall mean the criteria contained in the approved PRD in effect at the time of the acceptance decision (such criteria being intended to verify fulfillment of the product requirements) to be applied by Gen-Probe in determining whether a Panther instrument received from STRATEC shall be accepted. The Acceptance Criteria for Prototype, Validation, Pre-Production and Production Instruments will be finalized and approved by both parties in Phase 1.
1.2 Affiliate – As used herein, “Affiliate” shall mean an incorporated or unincorporated entity, wherever organized, which controls, is controlled by or is under common control with Gen-Probe or STRATEC. Control means the direct or indirect legal, equitable or factual power to select a majority of the members of, or otherwise to direct the decisions made by, the directors or other governing authorities of an organization (determined without regard to events of default of fiduciary obligations which might limit or restrict exercise of such power).
1.3 Agreement – As used herein, “Agreement” shall mean the body of this Development Agreement and the Exhibits attached hereto.
1.4 Cancellation Charges – As used herein, “Cancellation Charges” shall mean the aggregate dollar amount of the following charges related solely to the cancellation, in connection with a termination of this Agreement permitted by Section 2.6 (c) at the following rates: (i) non-returnable parts and material in stock, at STRATEC’s actual cost; (ii) Panther instruments, at the Transfer Price rate determined under Section 3.2 times the percentage each such Instrument has been finally completed (final completion meaning completion to the point of meeting Shipping Criteria) (iii) STRATEC labor costs directly and solely related to such termination (including, but not limited to, working with vendors, packing items for shipment, and development cell tear-down) at STRATEC’s then full normal and customary rates, including profit; (iv) a payment in the amount of [***] as compensation to STRATEC for having allocated resources to development and production planning activities; (v) costs reasonably incurred by STRATEC in preparing for production of Pre-Production Instruments
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under this Agreement and Production Instruments under the Supply Agreement; and (vi) any other direct costs incurred by STRATEC as a sole result of such termination (including without limitation vendor cancellation fees or non-cancelable vendor commitments) at the actual cost to STRATEC. STRATEC shall use its best efforts to minimize Cancellation Charges.
1.5 Change Control – As used herein, “Change Control” shall mean a secure mechanism that is used to track and document versions of hardware, software, and documentation, which incorporate mutually agreed upon changes to the previous configuration.
1.6 Currency – All currency amounts set forth in this Agreement are stated in United States Dollars (US$) and all amounts due hereunder shall be calculated in US-Dollars (US$), it being the intention of the parties that all benefit or detriment due to changes in currency exchange rates following the Effective Date shall be borne by STRATEC.
1.7 Designated Project Members – As used herein, “Designated Project Members” shall comprise Gen-Probe and STRATEC personnel that have individually been named by Gen-Probe and STRATEC for the purposes of communicating with each other regarding the development activities to be performed hereunder. The Designated Project Members are listed in Exhibit D.
1.8 Gen-Probe IP Rights – As used herein, “Gen-Probe IP Rights” shall mean the property rights of every kind (including patents, trademarks, copyrights or proprietary know-how) owned by Gen-Probe concerning the Pre-Existing Gen-Probe Technology and the New Gen-Probe Technology. For purposes of this Section 1.8, “proprietary know-how” shall consist only of such proprietary information as Gen-Probe can establish by written documentation to have been known by Gen-Probe prior to the time it became known to STRATEC as the result of a communication from Gen-Probe; provided further that with respect to know-how concerning instrument design or operation, “proprietary know-how” provided by Gen-Probe to STRATEC shall consist only of such proprietary information as is

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disclosed in writing by Gen-Probe to STRATEC and designated in writing at the time of disclosure as proprietary know-how.
1.9 GMP – As used herein, “GMP” means current good manufacturing practices, including without limitation the FDA’s Quality System Regulations pursuant to Title 21 of the United States Code of Federal Regulations, Part 820, as applicable to the manufacture of a Class 2 medical instrument to gain 510(k) approval by the FDA.
1.10 Know-How – As used herein, “Know-How” shall mean any information of a commercial, technical, manufacturing or other nature such as designs, drawings, blueprints, parts lists and specifications, test data, charts and graphs, manufacturing procedures, operation sheets, bills of material and lists and any other information, formulas, methods or equipment relating to Pre-Existing Gen-Probe Technology, Pre-Existing STRATEC Technology and any New Technology as described hereunder.
1.11 New Technology – As used herein, “New STRATEC Technology” shall refer to technology developed by STRATEC during the development under the scope of this Agreement and “New Gen-Probe Technology” shall refer to technology developed by Gen-Probe during the development under the scope of this Agreement.
1.12 Payment – As used herein, “Payment” shall mean the remittance of an amount of money in response to an invoice that has been issued by one of the Parties hereto and received by the other party.
1.13 Panther – As used herein, “Panther” shall mean a low to mid volume molecular diagnostic instrument designed to process a comprehensive menu of assays sold by Gen-Probe. The Panther instrument shall be developed by STRATEC and Gen-Probe from Gen-Probe’s existing Panther instrument design pursuant to and in accordance with the Project Parameters as defined below. Without any limitation, the objectives of the development program shall be the improvement of throughput of Gen-Probe’s existing Panther instrument design and achieving the targeted reliability.

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1.14 Panther Prototypes – As used herein, “Panther Prototypes” shall mean the first functional Panther prototype units, containing the planned hardware modules, enclosure and baseline software functionality to conduct assay integration, software integration, support hardware verification testing, develop manufacturing and test procedures and support preliminary reliability testing. Some components may not represent final parts (example: vacuum-formed instead of molded, machined instead of cast, etc). The software functionality will be limited at this stage and some workarounds may be required. STRATEC shall use reasonable efforts for Prototype units to be upgradeable to Validation Instruments by configuration management and module replacement procedures.
1.15 Panther Validation Instruments – As used herein, “Panther Validation Instruments” shall mean Panther instruments suitable to support hardware, software, and system verification and validation including formal reliability testing. These systems will be built with the planned production hardware modules, enclosure and other features and most of the planned software features implemented. Lessons learned from the manufacture of the Prototypes will be incorporated, as much as possible, into the Validation Instruments. The Validation Instruments will be used to finalize the manufacturing and test procedures in preparation for the pre-production build. These units will be used for most of the verification tasks and to generate assay performance data for regulatory submissions, and must be sufficiently final for use in such applications. The differences between validation system and pre-production level hardware are mostly limited to manufacturing techniques (ex: machined parts instead of molded parts for lower risk components), and final labeling.
1.16 Pre-Production Instruments – As used herein, “Pre-Production Instruments” are systems, built with all series-level hardware features, manufactured using series-level manufacturing techniques and manufactured under full scope of the preliminary Device Master Record and used to declare production readiness. These units will be suitable for clinical trials and initial ex-US launch.
1.17 Pre-Existing Gen-Probe Technology – As used herein, “Pre-Existing Gen-Probe Technology” shall mean any and all proprietary technical information which Gen-Probe owns

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or has the right to use as of the Effective Date, including without limitation instrument designs, data, specifications, software, hardware components, and design concepts and all chemistry-related Know-How.
1.18 Pre-Existing STRATEC Technology – As used herein, “Pre-Existing STRATEC Technology” shall mean any and all proprietary technical information which STRATEC owns or has the right to use as of the Effective Date, including without limitation STRATEC’s existing software, components and design concepts, instrument designs, data, specifications, software, hardware components, and concepts and all fluid management-related Know-How.
1.19 Program Material – As used herein, “Program Material” shall mean the Technical Design History File, Device Master Record and other documentation that would be sufficient to allow Gen-Probe to complete the development and manufacture of the Panther, including but not limited to object code (but not source code) for software included within the Pre-Existing STRATEC Technology. Disclosure of Program Material by STRATEC will be sufficient if it enables Gen-Probe to (a) make or (b) acquire either from a third party supplier or from STRATEC the materials (including, but not limited to, STRATEC generic material such as specific pumps or probes) necessary to complete the development of Panther and manufacture of the instruments. Where the Program Material consists of STRATEC generic material such as specific pumps or probes, STRATEC shall also provide, if necessary, object code (but not source code) for software included within the Pre-Existing STRATEC Technology. The transfer price for any material, excluding software, to be acquired by Gen-Probe from STRATEC shall be established on the basis of STRATEC’s COS’s (cost of sales) plus a margin [***].
1.20 Project Parameters – As used herein, “Project Parameters” shall mean: (a) the Product Requirements Document (PRD) Specifications; (b) the Product Specification Document (“PSD”); and (c) the project planning documents, including the Project Schedule, containing a list of project milestones and the dates of completion for those milestones. The preliminary Project Parameters, as they exist as of the Effective Date, are attached hereto as Exhibit B. The revised Project Parameters will be established during Phase 1 of the project and are subject to
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further revision after Phase 1 in accordance with the terms of Section 2.3(c) of this Agreement.
1.21 Reliability Requirements – As used herein, “Reliability Requirements” shall mean the document attached as Exhibit C, approved by both Parties, setting forth the reliability requirements necessary to meet the Product Requirements Document. After the Effective Date, the Reliability Requirements shall not be modified without each party’s specific written consent. The parties will prepare a more detailed Reliability Program Plan during Phase 1, which shall cover all development related activities in detail. STRATEC and Gen-Probe shall update the Reliability Program Plan during the development to include learnings from prior phase(s) and cover the post launch reliability activities.
1.22 Shipping Criteria – As used herein, “Shipping Criteria” shall mean the criteria instrument requirements contained in the approved PRD in effect at the time of intended shipment (such criteria being intended to verify fulfillment of the product requirements) to be applied by STRATEC in determining whether a Panther instrument is suitable for shipment to Gen-Probe. The Shipping Criteria for Prototype, Validation, Pre-Production and Production Instruments will be finalized and approved by both parties in Phase 1.
1.23 Steering Committee – As used herein, “Steering Committee” shall mean a committee which shall consist of six members, three to be appointed by Gen-Probe and three to be appointed by STRATEC. The Steering Committee shall supervise the performance of the program. Each Party to this Agreement may substitute its designees with another employee by providing written notice of the same. The Steering Committee can, if necessary and upon mutual consent, have employees and/or consultants of either Party attend its meetings to be consulted on certain issues. All decisions taken by the Steering Committee have to be agreed upon in mutual consent, provided, however, that any deadlocks shall be resolved by the decision of the Chief Executive Officer of Gen-Probe, on the conditions that (a) Gen-Probe shall reimburse STRATEC for any additional costs resulting from such CEO decision and shall adjust the Project Schedule to reflect to such CEO decision and (b) Gen-Probe shall relieve STRATEC of its obligations under Sections 6.2 and 6.3 to the extent such CEO decision negatively impacts the reliability of the instrument.

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1.24 STRATEC IP Rights – As used herein, “STRATEC IP Rights” shall mean the property rights of every kind (including patents, trademarks, copyrights or proprietary know-how) owned by STRATEC concerning the Pre-Existing STRATEC Technology and the New STRATEC Technology.
1.25 Training – As used herein, “Training” shall mean instruction in the theory, operation, and maintenance of the Panther.
ARTICLE 2
DEVELOPMENT AND ADAPTATION, PAYMENTS, TERMINATION
2.1 Development and Adaptation Activities –
a. STRATEC shall develop the Panther in accordance with the Project Parameters. As outlined in the Project Parameters, the parties will share responsibility for the work elements included within the development program. The parties’ initial responsibilities for the work elements shall be as set forth in the Project Proposal, subject to change by action of the Steering Committee. The Parties shall apply and assign personnel, equipment, supplies, and all other appropriate resources at their disposal to develop the Panther. The Parties shall use their best efforts to cooperate and coordinate in connection with all design activities. STRATEC shall review and accept or reject development work performed by Gen-Probe such that STRATEC may make the commitments set forth in Sections 6.2 and 6.3(a) of this Agreement and STRATEC’S obligations pursuant to Sections 6.2 and 6.3(a) shall not be excused by the nature of any work performed by Gen-Probe.
b. In connection with the performance of the development activities hereunder, STRATEC shall provide Gen-Probe with monthly written reports indicating the status and the timeline of the Panther project including the common project plan. Upon Gen-Probe’s request and at reasonable intervals, STRATEC shall provide Gen-Probe with additional interim reports.
c. The parties intend that their activities pursuant to this Agreement will divided into three phases, as follows: Phase 1, Instrument Specification and Project Planning; Phase 2, Design

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and Development; Phase 3, Transition to Manufacturing. Phase 2 will be divided into two subparts, (a) and (b), for the design, assembly, and delivery of Prototype and Validation Instruments, respectively.
1. Phase 1 shall be completed no later than 6 months following the execution of this Agreement. Immediately upon completion of Phase 1, STRATEC shall provide Gen-Probe with written notice of completion, the revised Project Parameters, and the Phase 1 Summary described in Section 2.3(c). If Gen-Probe has not previously authorized the commencement of Phase 2 development activities, Gen-Probe shall have sixty (60) days from the delivery of STRATEC’s notice of Phase 1 completion to deliver such authorization to STRATEC. If Gen-Probe fails to deliver such authorization within the time allowed, STRATEC may terminate this Agreement in its sole discretion without any obligation to Gen-Probe.
2. Dates for the completion of Phases 2, 3, and 4 shall be established during Phase 1 in accordance with Section 1.20. The parties agree that time is of the essence with respect to the development program and completion of each Phase by the agreed completion date shall be a material condition of Gen-Probe’s obligations under this Agreement, provided that the period for STRATEC’s performance of Phase 2 activities shall not begin until Gen-Probe has delivered its written authorization to commence such activities. Should Gen-Probe fail to authorize STRATEC to commence the performance of Phase 2 activities within two weeks after completion of STRATEC’s Phase 1 activities then the time for completion of all subsequent Development Milestones and Phases will be postponed by the period elapsed between STRATEC’s notification of completion of Phase 1 and Gen-Probe’s delivery of said written authorization.
d. Obligation to Cooperate. Each of Gen-Probe and STRATEC shall use its commercially reasonable efforts to provide promptly the cooperation, feedback, directions and updates of any documentation and information upon which the other party is providing its development activities, or as otherwise reasonably requested by the other party from time to time.

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e. Regulatory Compliance. STRATEC shall design and develop the Panther instrument in accordance with each and every applicable requirement of the following regulations and requirements, to the extent (and only to the extent) such regulations and requirements are effective prior to STRATEC’s Release for Manufacturing: (a) Federal Food, Drug and Cosmetics Act, as amended, including in particular, the then current Quality Systems Regulations (“QSR”) as established by the United States Food and Drug Administration in accordance with GMPs covering devices regulated by each FDA Center governing the intended use of the Instrument, i.e., blood screening and diagnostic testing; (b) applicable standards of the Underwriters Laboratories or CSA; (c) international electrical safety approval, meeting the EN 61010-1:2001 Medical Electrical Equipment Standards; and (e) European CE Standards (IVDD 98/72/EC).
2.2 Payments by Gen-Probe –
a. Subject to the termination provisions of Section 2.6, Gen-Probe shall pay STRATEC a total of US$ 6,270,000.00 for the activities to be performed by STRATEC hereunder. Gen-Probe’s Payments to STRATEC shall be in accordance with the following Payment Schedule:

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PAYMENT SCHEDULE

MS	Phases	Development Milestone	Payment
1	0	Execution of Agreement		[***]
2	1	Completion of phase 1 and mutual sign-off of PRD including Shipping and Acceptance Criteria		[***]
3	2a	Gen-Probe’s written authorization for STRATEC to commence Phase 2 activities		[***]
4	2a	Delivery of Panther Prototypes		[***]
5	2a	Acceptance of Panther Prototypes		[***]
6	2b	Delivery of Panther Validation Instruments		[***]
7	2b	Acceptance of Panther Validation Instruments		[***]
8	3	Release for manufacturing		[***]
			US$	6,270,000.00
Each party shall bear its own costs in connection with its performance under this Agreement, including costs for staff travel reasonably necessary to accomplish the purposes of the Agreement.
b. Upon execution of this Agreement STRATEC shall invoice Gen-Probe for the amount due. Gen-Probe shall remit Payment to STRATEC within thirty (30) days of receipt of the invoice.
c. Milestones 1, 2 and 3: Upon completion of each of Milestones 1, 2 and 3. STRATEC shall invoice Gen-Probe for the amount due. Gen-Probe shall remit Payment to STRATEC within thirty (30) days of receipt of the invoice.
d. Milestone 4: Upon STRATEC’s completion of the prototype phase (Milestone 4) STRATEC shall provide Gen-Probe with a written notice thereof including evidence that Shipping Criteria have been met. Within 10 working days after Gen-Probe’s receipt of such notice Gen-Probe is requested to (i) release the shipment of the Panther Prototype unit(s) or (ii)
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to decline STRATEC’s achievement of Shipping Criteria, providing STRATEC with a detailed written justification thereof. If Gen-Probe declines STRATEC’s achievement of Shipping Criteria the procedure as outlined in section (i) of this paragraph shall apply. If Gen-Probe releases the shipment of the Panther Prototype unit(s) or fails to decline STRATEC’s achievement of Shipping Criteria within 10 working days after Gen-Probe’s receipt of STRATEC’s notice STRATEC shall be allowed to both ship the Panther Prototype unit(s) and invoice Gen-Probe for the amount due. Gen-Probe shall remit Payment to STRATEC within thirty (30) days of receipt of the invoice.
e. Milestone 5: Within a period not exceeding thirty (30) days following STRATEC’s shipment of the first Panther Prototype Gen-Probe shall complete testing in accordance with a subset, to be mutually agreed, of the Acceptance Testing Criteria as outlined in the PRD and (i) provide STRATEC with a written statement confirming that such Acceptance Criteria (Milestone 5) have been met, or (ii) provide STRATEC with detailed written deviation report. If Gen-Probe declines STRATEC’s achievement of Acceptance Criteria the procedure as outlined in Section j. of this paragraph shall apply. If Gen-Probe confirms the achievement of the Acceptance Criteria or fails to decline STRATEC’s achievement of the Acceptance Criteria within the said period of thirty (30) days STRATEC shall be allowed to invoice Gen-Probe for the amount due. Gen-Probe shall remit Payment to STRATEC within thirty (30) days of receipt of the invoice.
f. Milestone 6: Upon STRATEC’s completion of the activities resulting in the availability of Validation Instruments (Milestone 6) STRATEC shall provide Gen-Probe with a written notice thereof including evidence that Shipping Criteria have been met. Within 10 working days after Gen-Probe’s receipt of such notice Gen-Probe is requested to (i) release the shipment of the Validation Instruments (validation unit(s)) or (ii) to decline STRATEC’s achievement of Shipping Criteria, providing STRATEC with a detailed written justification thereof. If Gen-Probe declines STRATEC’s achievement of Shipping Criteria the procedure as outlined in Section i. of this paragraph shall apply. If Gen-Probe releases the shipment of the Panther Validation Instruments or fails to decline STRATEC’s achievement of Shipping Criteria within 10 working days after Gen-Probe’s receipt of STRATEC’s notice STRATEC

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shall be allowed to both ship the Validation Instruments and invoice Gen-Probe for the amount due. Gen-Probe shall remit Payment to STRATEC within thirty (30) days of receipt of the invoice.
g. Milestone 7: Within a period not exceeding thirty (30) days following STRATEC’s shipment of the first Validation Instrument, Gen-Probe shall complete testing in accord with a subset, to be mutually agreed, of the Acceptance Testing Criteria as outlined in the PRD and (i) provide STRATEC with a written statement confirming that such Acceptance Criteria have been met, or (ii) provide STRATEC with a detailed written deviation report. If Gen-Probe declines STRATEC’s achievement of Acceptance Criteria the procedure as outlined in Section j. of this paragraph shall apply. If Gen-Probe confirms the achievement of the Acceptance Criteria or fails to decline STRATEC’s achievement of the Acceptance Criteria within the said period of thirty (30) days STRATEC shall be allowed to invoice Gen-Probe for the amount due. Gen-Probe shall remit Payment to STRATEC within thirty (30) days of receipt of the invoice.
h. Milestone 8: Within a period not exceeding thirty (30) days following STRATEC’s declaration of production readiness Gen-Probe shall complete all of Gen-Probe’s procedures required and authorize STRATEC to release the Panther instrument into series production. If Gen-Probe declines to authorize STRATEC to release the Panther instrument into series production Gen-Probe is requested to provide STRATEC with a detailed written justification thereof and the procedure as outlined in Section j. of this paragraph shall apply. If Gen-Probe authorizes the release for manufacturing or fails to decline such release within the said period of thirty (30) days, STRATEC shall invoice Gen-Probe for the amount due and Gen-Probe shall remit Payment to STRATEC within thirty (30) days of receipt of the invoice.
i. In case of Gen-Probe’s declination pursuant to Sections 2.2 d. or 2.2 f above Gen-Probe shall, within ten (10) days following Gen-Probe’s declination, assess at STRATEC’s site whether the Shipping Criteria have been met. Should, as a result of such assessment, Gen-Probe and STRATEC agree that Shipping Criteria have been met or deviations from the Shipping Criteria are irrelevant at this stage Gen-Probe shall release the relevant shipment. If

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the Parties agree on improvements to be implemented prior to Gen-Probe’s release for shipment, the Parties shall in good faith agree on an additional period between thirty (30) and ninety (90) days to be given to STRATEC to undertake the necessary steps to ensure that the Panther units meet the Shipping Criteria. If STRATEC fails to meet the Shipping Criteria during such period of time Gen-Probe shall have the right but not the obligation to initiate the termination procedure pursuant to Section 2.6 b.
j. If Gen-Probe declines STRATEC’s achievement of the agreed subset of Acceptance Criteria pursuant to Sections 2.2 e. or 2.2 g. above or declines to authorize STRATEC to release the Panther instrument into series production pursuant to Section 2.2 h. above Gen-Probe shall, within ten (10) days following Gen-Probe’s declination, assess whether the relevant criteria have been met. Should, as a result of such assessment, Gen-Probe and STRATEC agree that the said criteria have been met or deviations from the criteria are irrelevant Gen-Probe shall release the relevant milestone. If the Parties agree on improvements to be implemented prior to Gen-Probe’s relevant release, the Parties shall in good faith agree on an additional period between thirty (30) and ninety (90) days to be given to STRATEC to undertake the necessary steps to ensure that the Panther units meet the relevant criteria. If STRATEC fails to meet the criteria during such period of time Gen-Probe shall have the right but not the obligation to initiate the termination procedure pursuant to Section 2.6 b.
2.3 Communication and Changes to Project Parameters –
a. The responsibilities of the Parties to this Agreement are set forth in the Project Proposal and the Project Parameters (Exhibits A and B). In the event of a conflict between the terms and conditions among the body of this Development Agreement and/or the Exhibits, the terms and conditions that govern shall be determined by the following in the following order: (a) the body of the Development Agreement, (b) the Exhibits and appropriate attachments, and (c) any other documentation associated with this Agreement.
b. Each party shall name a finite number of personnel as Designated Project Members. The Designated Project Members must comprise at least one Project Manager each for Gen-Probe and STRATEC. Each party shall primarily communicate to the other party through, and

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direct any and all communication regarding the development activities performed under this Agreement to, the other party’s Project Manager. When appropriate, Designated Project Members of each party may communicate directly. Any communication from one party to the other party that is not directed to a Designated Project Member shall be deemed as being outside the scope of this Agreement and shall not bind either party.
c. Following the Effective Date of this Agreement (1) Gen-Probe may request changes to the Project Parameters, (2) STRATEC may reject, pursuant to section 2.1(a), development work performed by Gen-Probe, so that STRATEC proposes to re-allocate responsibility for such development work from Gen-Probe to STRATEC, and (3) STRATEC may propose other changes to the Project Parameters. The party proposing a change to the Project Parameters shall deliver to the other party a proposed “Work Statement.” Any “Work Statement” submitted after Phase 1 shall generally contain the following information: a description of the proposed change and associated services; the party proposed to perform such services; the estimated cost of development any services required from STRATEC and the proposed payment schedule; the estimated time schedule for performance and delivery of the deliverables; completion and acceptance criteria; and the effect, if any, on the proposed transfer price of each type of instrument affected. Upon receipt of a proposed Work Statement, the parties shall negotiate in good faith to mutually agree upon a final Work Statement.
At the conclusion of Phase 1, STRATEC shall provide Gen-Probe with a summary of any changes in the cost of development services or transfer prices as a result of changes in the Project Parameters during Phase 1. The Phase 1 Summary and all subsequent Work Statements must be in writing and may only be submitted by the parties’ respective project managers. If approved, such written work statements shall be attached to this Agreement as an amendment to Exhibit B.
Work Statements that are likely to result in a delay to the Project Schedule of less than thirty (30) working days and increase the costs of the development of the Panther by less than [***] or will impact the transfer price by less than [***] may be approved by the parties’ respective project managers. Otherwise, Work Statements must be approved by the Steering Committee.
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STRATEC shall not refuse to accept any Work Statement if Gen-Probe agrees to pay the cost of the development services and the adjusted transfer prices. Gen-Probe shall not have any obligation to approve any Work Statement. If Gen-Probe refuses to pay the costs associated with STRATEC’S rejection of Gen-Probe’s work pursuant to Section 2.1(a), then STRATEC shall be relieved of its obligations under Sections 6.2 and 6.3 to the extent such decision negatively impacts the reliability of the instrument.
d. STRATEC shall be responsible for establishing and maintaining the Change Control for all released STRATEC documents regarding any changes to design of the Panther. STRATEC shall establish a shared file system and Gen-Probe shall have online access to it. Change Control shall start immediately after the prototype phase of the development, using a modified process to be agreed upon between the Parties. Beginning with the manufacturing of Panther Validation Instruments the Parties shall employ a Change Control process in its full scope, comprising ECN (engineering change notice) / ECR (engineering change request) / TB (technical bulletin) equivalent to STRATEC’s SOPs 2.4.3, 2.4.4 and 2.4.5 attached hereto as Exhibit E.
2.4 Training –
a. Prior to the shipment of Panther Prototype units STRATEC shall supply reasonable and timely Training to adequately qualified Gen-Probe personnel or its representatives in the design, servicing and operation of the Panther Prototype unit(s). Such Training will be provided at no cost to Gen-Probe and take place in one Training session at STRATEC’s facility and be restricted to a total five trainees. Such sessions shall be for the purpose of “Training the trainer.” Gen-Probe shall be responsible for all travel related expenses incurred by Gen-Probe in connection with this Section 2.4(a).
b. STRATEC shall provide all standard maintenance training and support services to Gen-Probe for the Panther unit(s), including, if applicable, training concerning maintenance, technical service, and repair at a facility of Gen-Probe’s choosing in the United States or Europe for one thousand one hundred and twenty-five Dollars (US$ 1,125) per STRATEC trainer per day. Gen-Probe shall be responsible for all travel related expenses incurred by

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STRATEC in connection with this Section 2.4(b).
2.5 Shipping –
a. Delivery – Upon STRATEC’s choice Panther Prototypes and other units of the Panther shall be shipped FCA (according to the meaning ascribed to the term by INCOTERMS in their latest revision) from STRATEC’s site in either Birkenfeld, Germany, or Neuhausen a.R., Switzerland. Gen-Probe shall designate the shipper and all shipping charges shall be billed directly from the shipper to Gen-Probe. Gen-Probe shall be responsible for the Payment of all shipping and insurance charges. Prior to the first shipment of a Panther Prototype, STRATEC shall obtain written confirmation from Gen-Probe that Gen-Probe has obtained satisfactory insurance for damage during transit. Gen-Probe shall bear the risk of loss and cost of transportation upon delivery by STRATEC to the carrier.
b. Shipping Instructions – STRATEC shall ship Panther Prototypes and other units of the Panther in accordance with Gen-Probe’s shipping instructions, including, if requested by Gen-Probe, drop shipments to its designated locations. In the absence of specific instructions, STRATEC reserves the right to ship by the method it, in good faith, deems most appropriate to Gen-Probe’s San Diego, California, U.S.A. facility.
c. Shipping Containers – As part of the development program, STRATEC shall design and validate appropriate shipping containers for the Panther instrument and spare parts.
d. Title – Title to any Panther instrument shall pass to Gen-Probe only upon Payment of the relevant STRATEC invoice in accordance with this Agreement, and not simply upon shipment.
e. Damage Claims – All claims for loss or breakage and damage, whether concealed or obvious, must be made to the carrier by Gen-Probe within a reasonable time after receipt of the shipment, and STRATEC shall provide reasonable assistance in making claims to the carrier upon Gen-Probe’s request. STRATEC shall not be responsible for any such breakage or damage, unless directly attributable to STRATEC’s negligence or willful misconduct.

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2.6 Termination and Activities After Termination –
a. Termination for Insolvency – Either party may terminate this Agreement by thirty (30) days prior written notice to the other party if: (a) either party shall become insolvent or make a general assignment for the benefit of creditors; or (b) a petition under any bankruptcy act or similar statute is filed by or against either party and is not vacated within ten (10) days after it is filed.
b. Termination for Breach – Either party may terminate this Agreement at any time for substantial breach of any of the material provisions hereof upon sixty (60) days prior written notice to the other. The breaching party shall have a sixty (60) day period to cure the breach or default in accordance with the Project Parameters. A second attempt by the breaching party to cure such substantial or material breach is allowed, provided, however, that the duration of such second attempt shall not exceed twenty (20) business days. Otherwise if such breach or default is not cured within this total time this Agreement shall terminate.
c. Gen-Probe Termination Right – Until 90 days following the date Gen-Probe has declared Prototype Acceptance pursuant to section 2.2(e), Gen-Probe shall have the right to terminate this Agreement in good faith for reasonable commercial purposes (e.g., for any reason other than those referred to in Sections 2.6 (a) and (b)), upon thirty (30) days written notice to STRATEC; provided, however, that Gen-Probe may only terminate for convenience if it terminates the Panther development and manufacturing program as a whole and does not continue such program in any way whatsoever, neither by themselves nor with a partner or contractor. If Gen-Probe terminates this Agreement for its convenience pursuant to this Section 2.6(c) prior to Gen-Probe’s written authorization to STRATEC to commence Phase 2 development activities (Milestone 3), then Gen-Probe shall have no obligation to STRATEC other than the [***]. If Gen-Probe terminates this Agreement for its convenience pursuant to this Section 2.6(c) following commencement of Phase 2, then Gen-Probe shall pay STRATEC the [***]. Gen-Probe shall have no other liability to STRATEC for such termination under this Section 2.6(c). Gen-Probe shall make the payments required under this Section within thirty (30) days of delivery of STRATEC’s invoice. [***]. Upon payment of the Cancellation Charges or deposit of such
***Confidential Treatment Requested

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amount in escrow, STRATEC shall deliver to Gen-Probe all materials in possession of STRATEC for which Gen-Probe has made payment. The right to terminate this Agreement pursuant to this Section 2.6(c) shall be personal to Gen-Probe and shall not apply to any third party assignee, successor in right, and/or any legal entity acquiring a controlling interest in Gen-Probe. “Third party assignee” and “successor in right” shall not include an entity which is an Affiliate subsidiary of Gen-Probe.
2.7 Continued Development –
a. Continued Development of Panther – In the event of termination of this Agreement by Gen-Probe, pursuant to sections 2.6(a) and (b) above, then Gen-Probe shall have the right to complete the development of the Panther. Upon completion of development of the Panther pursuant to this paragraph, Gen-Probe shall have the right to manufacture the Panther or have the Panther manufactured by a third party for delivery to a Gen-Probe customer. STRATEC shall deliver to Gen-Probe all the Program Material for which Gen-Probe has made payment, including any specialty tooling paid for by Gen-Probe.
b. Portal Access and Escrow – At any time after execution of this Agreement, Gen-Probe may request in writing that STRATEC provide Gen-Probe with portal access to certain information and/or place certain information into an Escrow account. Within thirty (30) days of receipt of such a request, STRATEC agrees to establish portal access and/or to deposit the Program Material. Any escrow shall be established with an agency mutually agreed upon between Gen-Probe and STRATEC who shall act as the Escrow Agent. In such event, STRATEC, Gen-Probe and the Escrow Agent shall enter into the Escrow Agreement. All expenses incurred in connection with entering into the Escrow Agreement shall be borne by Gen-Probe.
ARTICLE 3
PURCHASE OF TOOLING, PROTOTYPE INSTRUMENTS AND
VALIDATION INSTRUMENTS
3.1 Purchase of Panther Tooling – Beyond the scope of the tools, fixtures and control systems commonly used by STRATEC, STRATEC shall procure all special tools, fixtures, and

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control systems required to manufacture the Prototype Instruments, Validation Instruments, Pre-Production Instruments, and Production Instruments (collectively, the “Panther Tooling”). Gen-Probe shall pay STRATEC the actual cost of the Panther Tooling, which is targeted at [***] and which shall not exceed [***] without Gen-Probe’s prior written consent. Should Gen-Probe reject such consent STRATEC shall be allowed to procure such Panther Tooling at its own expense and any such tooling shall remain STRATEC’s sole property. STRATEC shall inform Gen-Probe of the cost of the Panther Tooling at the completion of delivery of Panther Validation Instruments. Upon payment by Gen-Probe of the cost of the Panther Tooling, the Panther Tooling shall be owned by Gen-Probe.
3.2 Procurement of Panther units under this Development Agreement –
During the execution of this Agreement Gen-Probe shall be entitled to purchase and STRATEC shall be required to sell:
–	up to [***] Panther Prototypes at a transfer price of [***] per unit, [***]. Two of these Panther Prototype units shall be Gen-Probe’s property but remain at STRATEC until the end of the development program. The total number of Panther Prototypes to be ordered shall be mutually agreed upon no later than at the end of Phase 1.

–	Up to [***] Panther Validation Instruments (validation units in STRATEC’s terminology) at a transfer price of [***]. Four of these Panther Validation Instruments shall be Gen-Probe’s property but remain at STRATEC until the end of the development program. The total number of Panther Validation Instruments to be ordered shall be mutually agreed upon no later than at the end of Phase 1.
     Up to [***] Pre-Production Instruments at a transfer price of [***]. The total number of Pre-Production Instruments to be ordered shall be mutually agreed upon no later than at the end of Phase 1.
–	The parties will use reasonable efforts to implement a cost reduction program which may reduce the transfer prices set forth above.

–	Gen-Probe may request delivery of reasonable quantities of additional Prototype, Validation, and Pre-Production Instruments. STRATEC shall not unreasonably withhold its consent to such request. The parties shall reasonably negotiate any
***Confidential Treatment Requested

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price changes based on changes in STRATEC’s costs for the additional instruments.
3.3 Taxes – All amounts shown in this agreement are exclusive of any sales, use, excise, customs, value added (“VAT”), goods and services or similar transactional taxes. All such transactional taxes shall be borne by Gen-Probe. STRATEC will use reasonable efforts to notify Gen-Probe in advance when STRATEC concludes that VAT will be charged on a particular type of transaction. Gen-Probe acknowledges that it may owe VAT on Panther Tooling, Panther Prototypes, and Panther Validation Instruments where these items will remain at STRATEC until the end of the development program. Gen-Probe and STRATEC shall reasonably cooperate with each other in lawfully minimizing tax withholdings and payments and in connection with communications with tax authorities about matters related to this Agreement.
3.4 Manufacture of Panther – Simultaneously with the signing of this development Agreement, the Parties are signing a Supply Agreement for the manufacture, distribution and supply of the Panther. The Parties’ rights and obligations under the Supply Agreement are expressly conditioned on the successful completion of this Development Agreement and Gen-Probe’s validation of the Instrument in accordance with the PRD. Any termination of this Development Agreement in accordance with its terms shall also automatically terminate the Supply Agreement, without liability to the terminating party except as set forth in this Development Agreement.

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ARTICLE 4
PROPRIETARY RIGHTS
4.1 Freedom to Use – STRATEC represents that any Pre-Existing STRATEC Technology used on the Panther either made, used or sold alone, or in combination with other components of the Panther, will not infringe the IP Rights of any third party nor will making, using or selling such components interfere with any contractual relations between STRATEC and any third party. STRATEC hereby grants to Gen-Probe, and if necessary, shall obtain for Gen-Probe from any third-party, paid-up licenses to use all IP Rights necessary for Gen-Probe to sell, and its customers to use, the Panther. STRATEC warrants that it will use commercially reasonable efforts to avoid the need for the use of third-party IP in the Panther instruments or development thereof; provided , however, that the parties recognize that despite such efforts by STRATEC, third-party IP may be required and may be used and incorporated by STRATEC upon written notice to Gen-Probe and a reasonable opportunity to discuss available alternatives. Further, in all cases where third-party IP is used, STRATEC guarantees that it shall obtain all necessary licenses for use of such IP in the development of the Panther. STRATEC warrants that for manufacture, sale and use of the Panther such third-party IP is either available under (i) regular commercial terms for Gen-Probe, in which case, STRATEC shall identify such IP in writing to Gen-Probe prior to completion of the development project; or (ii), if required, a label license that automatically transfers the IP to the purchaser of component parts at no further cost to the purchaser. STRATEC shall use its best effort to support Gen-Probe to obtain such licenses. For the avoidance of doubt, the transfer prices for all instruments include all amounts to be paid for third party IP. In case of any dispute arising from this section 4.1 Parties agree to use their best effort to reach mutual consensus in resolving such dispute, such efforts to include a minimum of two meetings of the Steering Committee as well as a retention period for any and all further legal action of 90 days following the notice of the event causing such dispute.

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4.2 IP Rights Relating to Existing Components –
a. The Pre-Existing Gen-Probe Technology shall remain the sole property of Gen-Probe. Gen-Probe hereby grants STRATEC a non-exclusive, royalty-free license, during the term of this Agreement, to use the Pre-Existing Gen-Probe Technology to develop and manufacture Panther instruments.
b. The Pre-Existing STRATEC Technology shall remain the sole property of STRATEC, subject to the rights of use granted Gen-Probe by this Agreement.
i. During the period STRATEC is supplying the Panther to Gen-Probe, STRATEC hereby grants to Gen-Probe and its customers a non-exclusive, royalty-free license under any STRATEC IP Rights to the extent necessary to use, import, and sell Panther Instruments.
ii. In the event Gen-Probe should terminate this Agreement pursuant to section 2.6(a) or 2.6(b), then STRATEC grants to Gen-Probe a non-exclusive license under STRATEC IP Rights to make, use, import, and sell Panther Instruments, but for no other reasons. The license granted hereunder shall be royalty-bearing at a rate of [***] per Panther instrument manufactured.
iii. STRATEC grants Gen-Probe an option to negotiate a license on reasonable commercial terms to make, use, import, and sell other Gen-Probe instrument systems incorporating the Pre-Existing STRATEC Technology and the New STRATEC Technology, each to the extent such technology is incorporated into the Panther instrument. The “reasonable commercial terms” for the license of the New STRATEC Technology shall take into account, among other relevant considerations, (a) the fact that Gen-Probe has funded the development work by STRATEC under this Agreement, (b) the degree of the relationship between the New STRATEC Technology and the Pre-Existing STRATEC Technology, (c) the level of inclusion of such Pre-Existing STRATEC Technology in other instruments developed and manufactured by STRATEC, (d) the competitive edge the incorporation of such Pre-Existing STRATEC
***Confidential Treatment Requested

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Technology in other Gen-Probe instrument systems could offer to Gen-Probe, and (e) the impact of the competitive disadvantage the incorporation of such Pre-Existing STRATEC Technology in other Gen-Probe instrument systems could have for STRATEC.
4.3 IP Rights Relating to New Technology –
a. Any IP Rights relating to New Technology that are based on, derived from, or are improvements to, any Pre-Existing Gen-Probe Technology shall be property of Gen-Probe (New Gen-Probe Technology).
b. Any IP Rights relating to New Technology that are improvements to any Pre-Existing STRATEC Technology and conceived and/or reduced to practice by STRATEC during the course of STRATEC’s performance of this Agreement shall be the property of [***].
c. Any IP Rights to New Technology conceived or reduced to practice by STRATEC during the performance of the development under this Agreement and not falling under section 4.3(b) above shall, subject to [***], be the property of [***], and [***] shall be free to use such IP Rights for any purpose. If [***].

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d. STRATEC hereby assigns and conveys to Gen-Probe all right, title, and interest in and to any IP Rights as outlined in section 4.3(c) above and agrees to execute any and all legal instruments reasonably requested by Gen-Probe to effect, acknowledge, or perfect such assignment and conveyance.
e. Gen-Probe hereby grants STRATEC a non-exclusive, royalty-free license, during the term of this Agreement, to use the Gen-Probe New Technology to develop and manufacture Panther instruments. STRATEC hereby grants Gen-Probe a non-exclusive license to use the STRATEC New Technology to develop and manufacture Panther instruments, within the scope of and subject to the same terms as set forth in Section 4.2(b) with respect to Pre-Existing STRATEC Technology.
4.4 Gen-Probe Ownership of Software and Design – Notwithstanding any other provision of this Agreement, Gen-Probe shall be the sole owner of Panther-specific software developed by STRATEC under this Agreement and Gen-Probe shall be the sole owner of the final design concept for the Panther instrument. STRATEC shall be the sole owner of all generic software and all hardware included within the Pre-Existing STRATEC Technology or New Technology derived from or based on Pre-Existing STRATEC Technology, subject to the rights of use and options granted to Gen-Probe under this Agreement.
4.5 Invention Disclosure – The Parties to this Agreement shall make a complete and prompt written disclosure to each other specifically detailing the features and concepts of any and all ideas, designs, discoveries, inventions, improvements, and, in general, all things encompassed within the IP Rights as outlined in sections 4.3(b) and 4.3(c) above and identifiable as such that are conceived or first actually reduced to practice, solely or jointly by the Parties hereto and/or persons working under the Parties direction and/or persons employed or retained by the Parties during the term of and in performance of service under this Agreement.

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4.6 Use of Know-How – STRATEC shall not be limited in the use of Pre-Existing STRATEC Technology or the use of New STRATEC Technology and STRATEC may use such technology outside the scope of this Agreement.
4.7 Enforcement –
a. Gen-Probe shall have the sole power and discretion to enforce and exploit any existing IP Rights or any IP Rights pursuant to sections 4.3(a) or 4.3(c) above against third parties by civil lawsuit or licensing. STRATEC shall cooperate and assist Gen-Probe as reasonably requested in any legal action to enforce such rights. All costs of any such legal action, including any reasonable STRATEC charges and expenses, shall be borne by Gen-Probe and any monetary relief granted as a result of such legal action shall accrue to Gen-Probe.
b. Gen-Probe may request that STRATEC enforce existing STRATEC IP Rights to the extent necessary to prevent non-licensed third parties from making, using, selling or offering to sell the Panther or components of the Panther. If STRATEC does not elect to enforce such IP Rights, STRATEC shall take whatever actions necessary to enable Gen-Probe to enforce any such IP Rights against third parties by civil lawsuit. Any steps Gen-Probe considers to take shall only be taken in cooperation with STRATEC. If STRATEC does not elect to enforce the IP Rights as outlined in this section, Gen-Probe shall pay all costs indemnities and fees associated with bringing the lawsuit and shall have control over selection of counsel and all strategic decisions relating to the lawsuit. Gen-Probe shall retain any damages awarded for successful litigation of such claims and shall be solely responsible for paying any damages against Gen-Probe or STRATEC.
ARTICLE 5
CONFIDENTIALITY
5.1 Confidential Information – Prior to the execution of this Agreement STRATEC and Gen-Probe entered into a Confidentiality Agreement dated September 15, 2004 and its latest amendment of July 25, 2006 hereto. The terms of this Confidentiality Agreement and its latest amendment are hereby incorporated by reference subject to the terms of this Article 5.

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5.2 Subcontractors – STRATEC and Gen-Probe shall have the right, upon written approval of the other party, to disclose Confidential Information on a need to know basis to subcontractors who require knowledge thereof in order to assist Gen-Probe or STRATEC hereunder, provided that such subcontractors execute a confidentiality agreement commensurate with the terms of this Confidentiality Agreement dated September 15, 2004 and its latest amendment of July 25, 2006 hereto.
5.3 Standard of Care – STRATEC and Gen-Probe, respectively, shall use the same level of care in complying with the obligations hereof respecting Confidential Information of the other party as it does with respect to its own Confidential Information of similar nature. STRATEC and Gen-Probe, respectively, represent and warrant that each and every officer, employee, agent and subcontractor who will be given access to the other party’s Confidential Information hereunder shall be under contractual obligation not to disclose or use such Confidential Information except as directed by the disclosing party.
5.4 Extension of Obligations – The period of time during which disclosures may be made pursuant to the Confidentiality Agreement dated September 15, 2004 and its latest amendment of July 25, 2006 hereto, is hereby extended for the term of this Agreement and the term of the Supply Agreement. All obligations of confidence and non-use shall extend five (5) years from the termination of this or the Supply Agreement.
ARTICLE 6
COMMERCIAL TERMS
6.1 Conflicting Documents – The terms and conditions of this Agreement shall govern the performance of the Parties hereunder notwithstanding any inconsistent, conflicting or additional language as may exist on purchase orders, invoices, confirmation, order acknowledgements or other forms of communications of either Gen-Probe or STRATEC.
6.2 STRATEC Warranty and Representations – STRATEC guarantees good workmanship in accordance with generally accepted professional standards (e.g. 21 CFR Part 820) for work of this nature. STRATEC further guarantees that all work to be performed under

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this Agreement will be suitable for the purpose intended, and be performed in a sound manner, free from all material defects including defects in STRATEC‘s design. Subject to Section 6.3(a) below, STRATEC makes no other guarantees or warranties whatsoever, and this warranty is in lieu of all other warranties, express or implied, including any implied warranty of merchantability. With the exception of a warranty on material defects discovered prior to the putting into operation of Panther Prototypes and Panther Validation Instruments, such instruments shall not be covered by any warranty for wear and tear and the like. STRATEC shall provide a customary warranty on production instruments and spare parts, to be set forth in the Supply Agreement.
6.3 Indemnification –
a.	Indemnification by STRATEC.
1. STRATEC hereby agrees to defend, indemnify, and hold harmless Gen-Probe and its Affiliates and their officers, directors, employees and agents from all expenses, costs, legal fees, and damages arising out of any claim which results in physical damage to property and/or personal injury (including death) due to any grossly negligent act or omission of STRATEC and, if applicable, its suppliers.
2. STRATEC hereby agrees to defend, indemnify, and hold harmless Gen-Probe and its Affiliates and their officers, directors, employees and agents from all expenses, costs, legal fees, and damages arising out of any third party claim of patent infringement where the relevant patent was issued prior to completion of development of the Panther Validation Instrument, but the use of the patented technology in the Panther was not disclosed by STRATEC to Gen-Probe. In the event of any third party claim subject to this indemnity obligation, the parties shall meet and confer in good faith and in discuss the claim and potential responses (including implementation of alternative technologies to avoid the claim of infringement). Neither party shall respond to the third party, or take any other legal action beyond the discussions between the parties themselves, for a period of ninety days from receipt, in order to facilitate the discussion of potential responses.

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3. STRATEC hereby agrees to defend, indemnify, and hold harmless Gen-Probe and its Affiliates from all additional or incremental expenses, costs and damages arising out of or related to the failure of production instruments manufactured by or on behalf of STRATEC to comply with the Reliability Requirements. For the sake of clarity and the avoidance of doubt, the parties agree that STRATEC’s indemnity obligation shall only include instrument and component failures resulting from instrument hardware and software design and/or manufacturing, and that STRATEC’s indemnity obligation shall not include instrument failures resulting from user error, poor field service, or other causes beyond STRATEC’s direct control. “User error” shall not include failures resulting from operator actions to the extent such failures (A) were reasonably foreseeable and (B) could have been reasonably prevented by software or hardware design (in a manner consistent with (i) the Instrument’s intended use and (ii) industry practices in effect prior to STRATEC’s Release for Manufacturing); provided that STRATEC’s indemnity obligation shall not include any such event that occurs only one time. In no event shall STRATEC be liable to indemnify Gen-Probe for any consequential, punitive, exemplary or special damages, including, without limitation, lost profits as a result of deficiencies in instrument reliability. Gen-Probe will comply with the training and service provisions of the Supply Agreement and will provide STRATEC with prompt written notice if Gen-Probe believes that instrument reliability does not meet the Reliability Requirements.
b. Indemnification by Gen-Probe. Gen-Probe hereby agrees to defend, indemnify, and hold harmless STRATEC and its Affiliates and their officers, directors, employees and agents from all expenses, costs, legal fees, and damages arising out of any claim which results in physical damage to property and/or personal injury (including death) due to any grossly negligent act or omission of Gen-Probe and, if applicable, its suppliers.
6.4 Limitations of Warranties — The above warranties and indemnities, and all other warranties and indemnities under this contract, are limited warranties and they are the only warranties and indemnities made by STRATEC under this Agreement with respect to design and development of the Panther Instrument and/or other deliverables. STRATEC makes and

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Gen-Probe receives no other indemnity or warranty under this Agreement with respect to the Panther Instrument or other deliverables express or implied, and STRATEC disclaims all warranties of merchantability and fitness for a particular purpose except as otherwise provided herein, no other warranty is made regarding the results obtained by the use of the Panther Instrument or other deliverables. Neither party shall have any liability with respect to its obligations under this agreement for consequential, punitive, exemplary, or incidental damages even if the other party has been advised of the possibility of such damages. The stated express indemnities and warranties are in lieu of all liabilities or obligations of either party for damages arising out of or in connection with the delivery, use, or performance of the Panther Instrument and/or other deliverables. Either party’s liability in connection with this development agreement, whether arising in contract, negligence, strict liability in tort or warranty or any other legal theory shall not exceed the greater of (a) US $2 million or (b) the amount actually paid by Gen-Probe to STRATEC for the development project, up to a maximum of the budget hereunder. Nothing contained in this section shall limit the rights of either party under the Supply Agreement.
ARTICLE 7
MISCELLANEOUS PROVISIONS
7.1 Interpretation – In this Agreement, unless a clear contrary intention appears:
(i) the singular number includes the plural number and vice versa;
(ii) reference to any person or entity includes such person’s or entity’s successors and assigns;
(iii) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means, unless specified otherwise, as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder;
(iv) “hereunder”, “hereof”, “hereto”, “herein” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; and

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(v) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.
7.2 Rights of Inspection and Audit – Gen-Probe shall have the right, during normal business hours and at reasonable intervals, to visit STRATEC’s facility to conduct evaluations of the performance by STRATEC under this Agreement. Gen-Probe shall provide reasonable prior written notice to STRATEC of the time and date of each such visit. STRATEC shall use its best efforts to permit and enable Gen-Probe to have access, during normal business hours and with reasonable advance notice, to STRATEC approved agents and subcontractors, including their facilities and records, retained by STRATEC for the purposes hereof.
7.3 Official Correspondents – Communications between the Parties during the term hereof shall be conducted through their designated Team Leaders, each of whom will have the authority and the knowledge to address technical, financial and administrative issues pursuant to Section 2.3 above. All letters, documents, materials, and in general all things to be transmitted between the Parties in performing hereunder shall be transmitted by and to the respective Team Leader. Further, the Team Leaders shall attempt to be present for all telephone conversations, personal meetings and the like between the Parties. A party may change its Team Leader by prior written notice to the other party. Gen-Probe hereby designates Brad Blake as its initial Team Leader. STRATEC hereby designates Ulrich Taibon as its initial Team Leader.
7.4 Independent Contractors – The Parties are, act, and shall act at all times as independent contractors in carrying out their respective obligations under this Agreement and nothing contained herein shall be construed, deemed or interpreted otherwise. In performing hereunder, neither Party is an agent, employee, employer, joint venturer or partner of the other Party. Neither Party shall enter into or incur, or hold itself out to any third party as having the authority to enter into or incur, on behalf of the other Party, any contractual expenses, liabilities or obligations whatsoever.
7.5 Notices – Any notice required or permitted by this Agreement shall be in writing. Notice to a party shall be deemed to have been given if and when delivered by either party to

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the other in person or if and when mailed by registered or certified mail to the address shown below, or at such other address as each party instead may from time to time designate in writing to the other party.

If to Gen-Probe:	Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
USA
Attention: Chief Executive Officer
Copy to: General Counsel

If to STRATEC:	STRATEC Biomedical Systems AG
Gewerbestrasse 37
D-75217 Birkenfeld
Germany
Attention: Vorstand / Board of Management
Copy to: Rechtsabteilung / Law and Patents
7.6 Compliance with Relevant Laws – Each of the Parties hereto warrants that it has complied, is complying and will comply with all applicable laws, rules, orders, ordinances, decrees and regulations relating to the performance hereunder.
7.7 Adverse Information – The Parties hereto warrant that if either one develops or discovers adverse information regarding the development of the Panther the other party will be notified immediately.
7.8 Noninterference – STRATEC represents and warrants that no provision of this Agreement is in any way in conflict with or impairs performance of any present contractual obligation to any third party and neither STRATEC nor any persons employed by STRATEC or who assist STRATEC in this project will assume any obligation or restriction which will conflict with or prevent them from performing any of the services called for by this Agreement.
7.9 Assignments, Succession and Waivers – Except where the assignee is a successor in business or an Affiliate, this Agreement or any part thereof shall not be assignable, and any attempted assignment shall be null and void, without first obtaining the express written consent

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of the other party, provided, however, that either party may assign this Agreement to an Affiliate or to a purchaser of substantially all of the assets of the business to which this Agreement relates without the prior consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their successors and permitted assignees. No express waiver or any prior breach of this Agreement shall constitute a waiver of any subsequent breach hereof and no waiver shall be implied.
7.10 Unforeseen Circumstances – Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, acts of terrorism or other attacks launched as acts of war against the United States, Germany or Switzerland or any other relevant country regulation or law or other action of any government or agency thereof, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, or epidemic. Each party agrees to use its best efforts to resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above
7.11 Integration – This Agreement and the Supply Agreement executed concurrently with this Agreement express the entire understanding between Gen-Probe and STRATEC with respect to the subject matter addressed and merge all prior oral discussions or written correspondence between them. This Agreement and the Supply Agreement shall be read and interpreted together. The Project Proposal attached as Exhibit A is attached only for reference as to the state of the instrument design and the preliminary work allocation between the parties as of the Effective Date of this Agreement, and the commercial terms set forth in the Project Proposal are superseded in their entirety by this Agreement. No notification, extension, or waiver of this Agreement or any provision hereof shall be binding unless agreed to in writing by the Parties.
7.12 Publication – Neither Party shall disclose the existence of this Agreement or the contents thereof to the public or any third parties without the prior written consent of the other

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Party. However, either Party shall have the right to disclose information, including, if applicable, the Agreement or the contents thereof, only as necessary to meet its legal obligations. Unless required by law, the Parties hereto shall use their best effort to reach agreement on the contents and the scheduling of the public disclosure of any such information. STRATEC shall not refer to this Agreement or the Panther Instrument in marketing materials without Gen-Probe’s prior written consent, which shall not be unreasonably withheld.
7.13 Governing Law – This Agreement shall be governed by and construed in accordance with the laws of the state of California, USA. In the event of the promulgation of any state or federal regulation or law governing the conduct of the services to be performed hereunder, both Parties shall comply with all such regulations and laws.
7.14 Legal Counsel – Each party is a sophisticated business entity which has involved legal counsel of its own choosing in the drafting, negotiating and concluding of this Agreement and any presumption in statutory or common law against the drafter of any particular provision herein, or against the drafter of this Agreement as a whole, shall be of no effect whatsoever and each party covenants to, and shall, refrain from asserting or relying upon any such presumption.
7.15 Severability – If any provision of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, it is the intention of the Parties that the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.
7.16 Non-Waiver – Failure of either party hereto to insist on strict performance shall not constitute a waiver of any of the provisions of this Agreement or waiver of any future default of STRATEC.
7.17 Arbitration – Any controversy or disputes or claims arising between the Parties in connection with this Agreement which cannot be settled in an amicable way shall be finally settled under the arbitration rules of the International Chamber of Commerce at London, United Kingdom by one or more arbitrators appointed in accordance with said rules. Under no

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circumstances shall any arbitration award include any punitive or exemplary damages or any injunctive relief nor shall the arbitrator(s) have the authority to ignore or vary the terms of this Agreement. Any award or decision made in such arbitration shall be final and binding upon the Parties and enforceable in a court of competent jurisdiction.
7.18 Headings – All article and paragraph captions or titles are intended only for reference purposes and are without contractual significance or effect.
7.19 Survivability – The rights and obligations of the parties that have accrued as of the expiration or earlier termination of this Agreement under Sections 2.2 and 2.6(c) and Articles 4, 5, 6 and 7 (and under any other provision of this Agreement which by its nature or context is intended or required to survive the expiration or earlier termination of this Agreement) shall survive the expiration or termination of this Agreement in full force and effect.
7.20 Multiple Executions – This Agreement may be executed in one or more copies, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, however, this Agreement shall have no force or effect until executed by both Parties.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement:

Gen-Probe Incorporated	STRATEC Biomedical Systems AG

By /s/ Niall Conway	By /s/ Hermann Leistner
Niall Conway	Hermann Leistner
Executive Vice President, Operations	Chairman, Board of Management

By /s/ R. William Bowen
R. William Bowen
Vice President & General Counsel

Date: 22 November 2006	Date: 22 November 2006

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